Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS FIRST QUARTER

EARNINGS, NET INTEREST MARGIN GROWTH AND STABLE ASSET QUALITY

WAYNE, NJ – April 22, 2010 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the first quarter of 2010 of $27.4 million, $0.17 per diluted common share, compared to first quarter of 2009 earnings of $37.4 million, $0.22 per diluted common share. Diluted earnings per common share were reduced by non-cash mark to market losses on our junior subordinated debentures carried at fair value totaling $3.3 million ($0.01 per common share) for the first quarter of 2010, as compared to non-cash mark to market gains on the debentures totaling $13.8 million ($0.06 per common share) which increased diluted earnings per common share in the first quarter of 2009. During the first quarter of 2009, preferred stock dividends and accretion reduced net income available to common stockholders and diluted earnings per common share by $4.2 million ($0.03 per common share).

All common share data presented in this press release, including the earnings per diluted common share data above, was adjusted for a five percent stock dividend declared April 14, 2010, payable May 21, 2010 to shareholders of record on May 7, 2010.

Performance Highlights

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FDIC-assisted Transactions: During the second week of March 2010, Valley National Bank assumed a combined $654 million of deposits of Manhattan-based LibertyPointe Bank and The Park Avenue Bank (“Park Avenue Bank”), and acquired certain assets totaling approximately $692 million, before purchase accounting adjustments, from the FDIC as receiver and benefitted from two loss-sharing agreements with the FDIC. As part of the consideration for the Park Avenue Bank transaction, we issued an equity appreciation instrument to the FDIC which was initially recorded as a liability in the first quarter of 2010 and settled in cash after the FDIC exercised the instrument on April 1, 2010. The valuation and settlement of the equity appreciation instrument did not significantly impact our financial statements.

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Net Interest Margin: Net interest margin on a tax equivalent basis was 3.65 percent in the first quarter of 2010 versus 3.47 percent in the fourth quarter of 2009 and 3.35 percent in the first quarter of 2009. The linked quarter 18 basis point increase in net interest margin was largely the result of a 21 basis point decrease in the cost of interest bearing deposits. Additionally, a one-time interest income recovery of $955 thousand on a commercial loan fully charged off in 2002 increased both the yield on interest earning assets and the net interest margin by 3 basis points in the first quarter of 2010.

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Asset Quality: Total loans past due 30 days or more on our entire loan portfolio of $9.6 billion were 1.68 percent at March 31, 2010 compared to 1.61 percent at December 31, 2009. Our commercial real estate loan portfolio had loans past due 30 days or more totaling 1.18 percent

Valley National Bancorp (NYSE: VLY)

2010 First Quarter Earnings

April 22, 2010

at March 31, 2010 as compared to 0.99 percent at December 31, 2009. The residential mortgage and home equity loan portfolios totaling over 22,000 individual loans had only 216 loans past due 30 days or more at March 31, 2010. The residential mortgage and home equity loan delinquencies totaled $38.0 million, or 1.55 percent of $2.4 billion in total loans within these categories at March 31, 2010. See “Credit Quality” section below for more details.

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Provision for Credit Losses: The provision for credit losses totaled $12.6 million for the first quarter of 2010 as compared to $12.2 million for the fourth quarter of 2009 and $10.0 million for the first quarter of 2009. The provision for credit losses was $1.6 million higher than net charge-offs totaling $11.0 million for the first quarter of 2010. At March 31, 2010, our allowance for credit losses as a percentage of non-covered loans was 1.15 percent as compared to 1.11 percent as of December 31, 2009.

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Loans: Total loans increased $199.6 million to $9.6 billion at March 31, 2010 due to loans acquired in the FDIC-assisted transactions during the quarter. Excluding these loans, all loan categories experienced declines during the quarter as the non-covered loan portfolio declined 9.6 percent on an annualized basis.

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Investments: We recognized $863 thousand in gains on securities transactions during the first quarter of 2010 mainly due to the sale of $233.0 million of U.S. Treasury securities that were classified as available for sale. The sale proceeds were held on deposit with the Federal Reserve as a source of liquidity for potential redemptions of deposits assumed in our FDIC-assisted transactions during the quarter. Diluted earnings per common share were reduced by net impairment losses on securities totaling $2.6 million ($0.01 per common share) for the first quarter of 2010, as compared to $2.2 million ($0.01 per common share) for the first quarter of 2009. Most of the impairment charges in first quarter of 2010 relate to two previously impaired pooled trust preferred securities with a combined amortized cost and fair value of $6.0 million and $1.7 million, respectively, after all impairment charges.

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Trading Activity: The Company did not engage in actual trading activity during the first quarter of 2010; however, net income included net trading losses totaling $3.0 million ($0.01 per common share) for the first quarter of 2009 which consists of $3.3 million in non-cash mark to market losses on our junior subordinated (“trust preferred”) debentures carried at fair value, partially offset by $236 thousand in non-cash mark to market gains on the fair value of our trading securities portfolio. The first quarter of 2009 included net trading gains of $13.2 million ($0.06 per common share).

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Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company's total risk-based capital, Tier I capital, and leverage capital were 12.46 percent, 10.54 percent, and 8.18 percent, respectively at March 31, 2010.

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TARP Preferred Dividends and Warrant: There were no preferred dividends and accretion negatively impacting earnings per share for the first quarter of 2010 (as compared to $3.5 million in the fourth quarter of 2009) due to our 2009 repurchases of all 300,000 shares of our senior preferred stock from the U.S. Treasury. However, a warrant to purchase 2.5 million of our

Valley National Bancorp (NYSE: VLY)

2010 First Quarter Earnings

April 22, 2010

common shares (at $17.77 per share, adjusted for the five percent stock dividend declared April 14, 2010) remains outstanding to the U.S. Treasury. After negotiation, we could not agree on a redemption price for the warrants with the U.S. Treasury. As a result, the U.S. Treasury recently announced its intention to sell the warrants through a public auction.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO commented that, “Our first quarter 2010 earnings, net interest margin and asset quality indicators continue to prove resilient throughout this difficult economic cycle. Valley’s sound business practices that produce these consistent results quarter after quarter allowed us the opportunity to assume the deposits and acquire certain assets of both LibertyPointe Bank and Park Avenue Bank from the FDIC in linked-bid transactions during the period. These FDIC-assisted transactions expanded our market share in Manhattan and Brooklyn and were immediately accretive to our earnings, while presenting minimal increases in our historical risk profiles due to the loss sharing agreements entered into with the FDIC. Valley is currently operating all seven branch locations of the former LibertyPointe Bank and Park Avenue Bank; however, four of the Brooklyn locations will be closed during the second quarter with their customer service transferred to existing Valley branches within very close proximity of each location. We remain excited about these opportunities and will pursue others if made available in our New Jersey and New York metropolitan markets.

Despite recently reported improvements in certain economic indicators, the current economic downturn continues to present significant challenges to us, as well as the entire banking industry. However, we are pleased with the overall level of our loan delinquencies when compared to the latest results reported by our peers. Our total delinquencies 30 days or more past due for the entire loan portfolio were 1.68 percent, of which 1.00 percent are greater than 90 days past due or non-accrual loans. Additionally, our commercial real estate loan delinquencies 30 days or more past due totaled 1.18 percent of the total commercial real estate portfolio at March 31, 2010, of which 0.86 percent are greater than 90 days past due or non-accrual loans. Delinquencies remain well controlled mainly due to our underwriting standards which typically require a combination of strong cash flow, substantial equity on the part of the borrower, and personal guarantees.”

Credit Quality

Mindful of the poor operating environment and the higher delinquency rates reported throughout the banking industry, we believe that our credit quality remains at an acceptable level as of March 31, 2010. Our focus has been and continues to be on traditional lending, utilizing our time-tested underwriting approach. Total loan delinquencies as a percent of total loans has only modestly increased to 1.68 percent at March 31, 2010 as compared to 1.61 percent and 1.60 percent reported in the fourth and third quarters of 2009, respectively. With a loan portfolio totaling approximately $9.6 billion, net loan charge-offs for the first quarter of 2010 were $11.0 million compared to $13.6 million for the fourth quarter of 2009, and $7.2 million for the first quarter of 2009. The first quarter of 2010 net charge-offs included a recovery of $2.0 million on a commercial loan fully charged off in 2002.

Valley National Bancorp (NYSE: VLY)

2010 First Quarter Earnings

April 22, 2010

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category:

	March 31, 2010		December 31, 2009		March 31, 2009
	Allowance Allocation	Allocation as a % of Non-Covered Loan Category	Allowance Allocation	Allocation as a % of Non-Covered Loan Category	Allowance Allocation	Allocation as a % of Non-Covered Loan Category
Non-Covered Loan Category:	($ in thousands)

Commercial and Industrial loans*	$49,928	2.83%	$50,932	2.83%	$47,796	2.53%

Mortgage:
Construction	15,350	3.54%	15,263	3.47%	15,621	3.10%
Residential mortgage	6,156	0.33%	5,397	0.28%	4,750	0.22%
Commercial real estate	13,809	0.40%	10,253	0.29%	9,824	0.29%

Total mortgage loans	35,315	0.61%	30,913	0.53%	30,195	0.50%

Consumer:
Home equity	1,664	0.30%	1,680	0.30%	1,702	0.28%
Other consumer	12,626	1.24%	13,800	1.23%	11,419	0.86%

Total consumer loans	14,290	0.91%	15,480	0.92%	13,121	0.68%

Unallocated	5,750	NA	6,330	NA	6,365	NA

	$105,283	1.15%	$103,655	1.11%	$97,477	0.99%

*	Includes the reserve for unfunded letters of credit.

Valley’s allocated reserves for the commercial real estate portfolio increased $3.5 million or 11 basis points as a percentage of the commercial real estate loan portfolio during the period as a result of a 19 basis point increase in commercial real estate loan delinquencies and generally weak economic indicators for the retail property sector.

Total non-performing assets, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $98.7 million, or 1.03 percent of loans at March 31, 2010 compared to $98.4 million, or 1.05 percent of loans at December 31, 2009. Non-accrual loans decreased to $91.6 million at March 31, 2010 as compared to $92.0 million at December 31, 2009. Although the timing of collection is uncertain, management believes most of the non-accrual loans are well secured and, largely collectible based on, in part, our quarterly valuation of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $62.6 million at March 31, 2010 and had $2.8 million in related specific reserves included in our total allowance for loan losses. OREO and other repossessed assets totaled a combined $7.1 million at March 31, 2010 as compared to $6.4 million at December 31, 2009.

Loans past due 90 days or more and still accruing decreased to $4.1 million, or 0.04 percent of total loans at March 31, 2010 compared to $5.1 million, or 0.05 percent at December 31, 2009 primarily due to a $1.7 million decline in commercial and industrial loans within this delinquency category.

Troubled debt restructured loans, with modified terms and not reported as loans 90 days or more past due and still accruing or non-accrual totaled $3.6 million at March 31, 2010 as compared to $19.1

Valley National Bancorp (NYSE: VLY)

2010 First Quarter Earnings

April 22, 2010

million at December 31, 2009. The decrease was mainly due to the payoff of a $10.8 million commercial loan, and two commercial loans totaling $5.2 million that were put on non-accrual status and partially charged off by $1.5 million during the first quarter of 2010. At March 31, 2010, these performing restructured loans consisted of four commercial loans and two commercial leases.

Loans and Deposits

Total loans increased $199.6 million to $9.6 billion at March 31, 2010 as compared to $9.4 billion at December 31, 2009 due to the loans acquired from LibertyPointe and Park Avenue Bank, through the FDIC as receiver during the first quarter of 2010, partially offset by declines in all loan categories due to the current economic conditions.

Non-Covered Loans. Non-covered loans are loans not subject to loss sharing agreements with the FDIC. During the quarter, non-covered loans decreased $225.4 million to approximately $9.1 billion at March 31, 2010. The linked quarter decrease was mainly comprised of decreases in automobile, residential mortgage, commercial and industrial loans, and commercial real estate loans of $95.8 million, $50.0 million, $35.8 million and $17.0 million, respectively. Our automobile loan portfolio has declined for seven consecutive quarters mainly due to a decline in auto sales caused by the level of unemployment, competitive direct financing offered by some of the large automakers, and Valley’s move to further strengthen its auto loan underwriting standards in light of the weakened economy. The decline in the residential mortgage loan portfolio continued during the first quarter of 2010, as expected by management, due to our secondary market sales of most refinanced loans and new loan originations. Commercial and industrial loans declined primarily due to a large payoff by one customer during the first quarter, coupled with lower utilization of existing commercial lines of credit during the period. Commercial real estate loans declined due to a lower volume of quality new loan opportunities as compared to the last few quarters where we have benefited from dislocation in the marketplace. We may experience further declines in the loan portfolio during 2010 due to a slow economic recovery cycle or as a result of our asset/liability management strategies, including the sale of residential mortgage loan originations with low fixed interest rates.

Covered Loans. All of the loans acquired from LibertyPointe Bank and Park Avenue Bank are recorded on our consolidated statement of condition as “covered loans” and total $425.0 million at March 31, 2010. Covered loans are referred to as such because they are covered by loss-sharing agreements entered into with the FDIC in connection with both aforementioned acquisitions. The loss sharing agreements require the FDIC to assume 80 percent of the first $66 million of losses on the loans, other real estate owned (“OREO”), and certain other assets acquired from Park Avenue Bank, 80 percent of $55 million of losses after the first $11.7 million of losses (the “first loss tranche”) on the loans, OREO, and certain other assets acquired from LibertyPointe Bank, and 95 percent of any losses on all of the covered loans, OREO, and certain other assets beyond the previously stated 80 percent coverage amounts for each acquisition.

Our covered loans consist primarily of credit-impaired commercial real estate loans and commercial loans that had evidence of deterioration in credit quality prior to acquisition. Fair value of the covered loans as of acquisition includes estimates of credit losses. These loans are accounted for on a pool basis, and the pools are considered to be performing loans.

Valley National Bancorp (NYSE: VLY)

2010 First Quarter Earnings

April 22, 2010

Deposits. During the quarter, total deposits increased $232.3 million to approximately $9.8 billion at March 31, 2010 due to deposits assumed in the two FDIC-assisted transactions during March 2010. The deposits assumed in the FDIC-assisted transactions decreased $185 million from $654 million at the dates of acquisition to $469 million at March 31, 2010. The decrease was expected and was entirely a result of the early redemption of previously higher rate certificates of deposit assumed, as we opted, under the purchase agreements with the FDIC, to immediately reduce the interest rates on such instruments. This strategy allowed us to deploy some of our pre-existing low cost excess liquidity, which was caused, in part, by the current economy’s negative impact on loan demand and the low level of interest rates, during March 2010.

Excluding the $469 million in deposits assumed in the FDIC-assisted transactions, we experienced declines in all deposit categories during the first quarter of 2010 mainly as a result of low loan demand and little need for higher cost deposits until demand returns. At March 31, 2010, non-interest bearing deposits decreased $12.2 million primarily due to seasonal declines in retail and commercial customer account balances and increased consumer spending, despite the assumption of approximately $69 million in deposits from the FDIC-assisted transactions. Savings, NOW, and money market deposits increased $74.3 million due to $121 million in deposits assumed in the FDIC-assisted transactions, partially offset by run-off in our pre-existing deposit balances caused by our reduction in most interest rates on these products during the first quarter of 2010. Time deposits increased $170.2 million due to $279 million in deposits assumed in the FDIC-assisted transactions, partially offset by the maturity of municipal deposits that we did not competitively bid rates on to retain.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $116.4 million for the first quarter of 2010, a $3.5 million increase from the fourth quarter of 2009 and an increase of $5.6 million from the first quarter of 2009. The linked quarter increase was primarily due to lower interest expense caused by maturing high cost time deposits replaced by lower rate certificates of deposit assumed in the FDIC-assisted transactions and lower rates on most savings, NOW, and money market account products during the first quarter of 2010. A five basis point increase in the yield on average taxable investments also contributed to the increase in net interest income for the first quarter of 2010. The increase was mainly due to purchases of taxable and non-taxable investment securities yielding better interest rates than certain shorter term U.S. Treasury securities sold during the period, as noted in the “Performance Highlights” section above. However, interest income on loans, on a tax equivalent basis declined $1.2 million for the first quarter of 2010 due to a $42.1 million decline in average loans and a 2 basis point decrease in the yield on average loans. The declines were due, in part, to management’s decision to sell most of its refinanced and new mortgage loan originations in the secondary market, less opportunities to generate new loan relationships as creditworthy business and individuals remain reluctant to borrow or invest in new projects, real estate, or automobiles given the current state of the economy, as well as non-mortgage loan refinance activity at the current low level of interest rates.

The net interest margin on a tax equivalent basis was 3.65 percent for the first quarter of 2010, an increase of 30 basis points from the first quarter of 2009, and an increase of 18 basis points from 3.47 percent for the linked quarter ended December 31, 2009. The cost of average interest bearing liabilities declined 14 basis points from the fourth quarter of 2009 mainly due to a 16 basis point decrease in the cost of average savings, NOW, and money market accounts caused by a reduction in our product

Valley National Bancorp (NYSE: VLY)

2010 First Quarter Earnings

April 22, 2010

interest rates, and a 21 basis point decline in the cost of average time deposits due to lower rate certificates assumed in the FDIC-assisted transactions replacing mostly higher cost municipal deposits. The yield on average interest earning assets increased by 8 basis points on a linked quarter basis mainly due to a 5 basis point increase in yield on average taxable investments which totaled 4.65 percent for the first quarter of 2010 as compared to 4.60 percent for the fourth quarter of 2009 and lower average interest bearing deposits held at the Federal Reserve.

Our cost of total deposits was 0.86 percent for the first quarter of 2010 compared to 1.00 percent for the three months ended December 31, 2009. The decrease of 14 basis points was due to maturing high cost municipal and retail certificates of deposit replaced by lower rate certificates of deposit acquired in the FDIC-assisted transactions and lower interest rates on our savings, NOW, and money market accounts during the first quarter of 2010 as compared to the fourth quarter of 2009.

Non-Interest Income

First quarter of 2010 compared with first quarter of 2009

Non-interest income for the first quarter of 2010 decreased by $15.3 million, or 49.4 percent to $15.7 million as compared to $31.0 million for the first quarter of 2009 mainly due to a decline in net trading gains. Net trading gains decreased approximately $16.2 million to a $3.0 million net loss for the first quarter of 2010 compared to a $13.2 million net gain in the same period of 2009 primarily due to the negative impact of the change in the fair value of our junior subordinated debentures carried at fair value during the first quarter of 2010, partially offset by higher mark to market gains on our trading securities portfolio. Net impairment losses on securities increased by $422 thousand to $2.6 million in the first quarter of 2010 mainly due to an increase in the estimated credit losses on two previously impaired pooled trust preferred securities.

First quarter of 2010 compared with fourth quarter of 2009

Non-interest income for the first quarter of 2010 decreased by $8.9 million to $15.7 million as compared to $24.6 million for the linked quarter mainly due to a decrease in net gains on securities transactions of $6.9 million. The decrease in securities gains was caused by the higher volume of securities sold during the fourth quarter of 2009 as compared to the first quarter of 2010. The sales in the fourth quarter of 2009 amounted to $129 million of corporate debt securities and residential mortgage-backed securities issued by Freddie Mac and Fannie Mae that were classified as available for sale, compared to $233 million in U.S. Treasury securities sold during the first quarter of 2010 as a precaution against liquidity needs arising from deposits assumed in the FDIC-assisted transactions. Net impairment losses on securities also negatively impacted the first quarter of 2010, increasing by $1.6 million from $1.0 million in the fourth quarter of 2009 mainly due to higher estimated credit losses on two previously impaired pooled trust preferred securities during the first quarter of 2010. Net trading losses increased by $1.5 million from $1.5 million in the fourth quarter of 2009 mainly due to the change in the fair value of Valley’s junior subordinated debentures carried at fair value and a decline in the mark to market gain on our trading securities portfolio. Partially offsetting the negative impact of the items above, net gains on sales of loans increased by $858 thousand due to higher sales volumes during the first quarter of 2010. Valley is currently selling most refinanced and new residential mortgage loan originations in the secondary market due to the current low level of interest rates.

Valley National Bancorp (NYSE: VLY)

2010 First Quarter Earnings

April 22, 2010

Non-Interest Expense

First quarter of 2010 compared with first quarter of 2009

Non-interest expense increased by $1.4 million or 1.8 percent to $78.4 million for the three months ended March 31, 2010 from $76.9 million for the same period of 2009. Salary and employee benefit expenses increased a combined $2.6 million to approximately $44.3 million for the first quarter of 2010 mainly due to an increase in health care insurance expense. In addition, amortization of other intangible assets decreased by $1.1 million due to an impairment charge recognized on certain loan servicing rights during the first quarter of 2009.

First quarter of 2010 compared with fourth quarter of 2009

Non-interest expense increased by $1.3 million, or 1.6 percent to $78.4 million for the first quarter of 2010 from $77.1 million for the linked quarter ended December 31, 2009. Salaries and employee benefit expenses increased a combined $2.1 million from $42.2 million for the fourth quarter of 2009 mainly due to higher payroll taxes in the first quarter of 2009, as annual tax limit on salaries reduced payroll tax expenses in the fourth quarter of 2009. In addition, net occupancy and equipment expense also increased by $1.3 million from the linked quarter due to normal seasonal increases related to higher costs of utilities, and repairs and maintenance. Other non-interest expense decreased by $2.5 million to $10.0 million for the first quarter of 2010 due to, in part, a $1.4 million write-down of the carrying value of a repossessed aircraft at December 31, 2009.

Income Tax Expense

Income tax expense was $12.2 million for the three months ending March 31, 2010, reflecting an effective tax rate of 30.8 percent, compared with $16.2 million for the first quarter of 2009, reflecting an effective tax rate of 30.3 percent. The decrease compared to the prior comparable quarter was primarily due to lower pre-tax income.

Management expects that our adherence to the income tax guidelines under U.S. GAAP will continue to result in increased volatility in our future quarterly and annual effective income tax rates because U.S. GAAP requires that any change in judgment or change in measurement of a tax position taken in a prior annual period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income, tax laws and regulations, and tax planning strategies. For the remainder of 2010, we anticipate that our effective tax rate will approximate 31 percent.

De novo Branch Program

Over the last several years, we have maintained a branch expansion plan which focuses on expanding our presence in the New Jersey counties and towns neighboring our current office locations, as well as in Manhattan, Kings and Queens Counties in New York. Due to the current downturn in the economy, coupled with the possibility that acquisition opportunities, like LibertyPointe Bank and Park Avenue Bank, may become available in our target markets, we have slowed de novo branch expansion efforts during the first quarter of 2010 and intend to maintain this stance during the remainder of 2010.

Valley National Bancorp (NYSE: VLY)

2010 First Quarter Earnings

April 22, 2010

Generally, new branches add future franchise value; however, the additional operating costs and capital requirement normally have a negative impact on non-interest expense and net income for several years until the branch operations become individually profitable.

Excluding the seven branches acquired in the FDIC-assisted transactions, we opened two new branch locations in Brooklyn and Queens, and also expanded our drive up only branch in Upper Montclair, New Jersey to a full service location during the first quarter of 2010. We currently have 13 branches in Brooklyn (including 4 acquired branches scheduled to be closed in the second quarter of 2010) and 5 branches in Queens since first entering these new markets in 2007 and 2008, respectively.

About Valley

Valley is a regional bank holding company with over $14 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 205 branches in 135 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a continued or unexpected decline in the economy, in particular in New Jersey and the New York Metropolitan area;

•	increases in our allowance for loan losses;

•	increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	a continued or unexpected decline in real estate values within our market areas;

•	declines in value in our investment portfolio;

Valley National Bancorp (NYSE: VLY)

2010 First Quarter Earnings

April 22, 2010

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	reduction in our deposit base as a result of lower-cost funding sources;

•	a reduction in dividend payments, distributions and other payments from our banking subsidiary;

•	possible reduction or elimination of the dividend on our common stock;

•	increased or unexpected competition from our competitors;

•	further offerings of our equity securities may result in dilution of our common stock;

•	potential acquisitions may disrupt our business and dilute our common stock;

•	we may be unable to successfully implement our growth strategies;

•	additional regulatory oversight which may require us to change our business model;

•	changes in accounting policies or accounting standards;

•	we may be unable to adapt to technological changes;

•	our internal controls and procedures may not be adequate;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	our failure or inability to raise additional capital, if it is necessary or advisable to do so;

•	future earnings volatility caused by economic or other factors;

•	the possibility that the expected benefits of the LibertyPointe Bank and Park Avenue Bank acquisitions will not be realized;

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expected cost savings, synergies and other benefits from our acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended
($ in thousands, except for share data)	March 31, 2010	December 31, 2009	March 31, 2009
FINANCIAL DATA:
Net interest income	$114,851	$111,569	$109,564
Net interest income - FTE (3)	116,379	112,922	110,845
Non-interest income (2)	15,677	24,577	30,985
Non-interest expense	78,354	77,084	76,946
Income tax expense	12,200	14,739	16,238
Net income	27,363	32,098	37,384
Dividends on preferred stock and accretion	—	3,528	4,224
Net income available to common stockholders	27,363	28,570	33,160
Weighted average number of common shares outstanding: (4)
Basic	160,792,127	156,547,672	148,864,216
Diluted	160,794,667	156,549,123	148,864,225
Per common share data: (4)
Basic earnings	$0.17	$0.18	$0.22
Diluted earnings	0.17	0.18	0.22
Cash dividends declared	0.18	0.18	0.18
Book value	7.83	7.80	7.36
Tangible book value (1)	5.76	5.80	5.22
Closing stock price - high	15.05	13.51	18.01
Closing stock price - low	12.50	11.26	7.98

CORE ADJUSTED FINANCIAL DATA: (1)
Net income available to common stockholders, as adjusted	$28,986	$29,208	$34,519
Basic earnings per share, as adjusted	0.18	0.19	0.23
Diluted earnings per share, as adjusted	0.18	0.19	0.23

FINANCIAL RATIOS:
Net interest margin	3.60%	3.43%	3.31%
Net interest margin - FTE (3)	3.65	3.47	3.35
Annualized return on average assets	0.77	0.90	1.03
Annualized return on average shareholders’ equity	8.72	9.93	10.94
Annualized return on average tangible shareholders’ equity (1)	11.75	13.19	14.29
Efficiency ratio (5)	60.03	56.62	54.75

CORE ADJUSTED FINANCIAL RATIOS: (1)
Annualized return on average assets, as adjusted	0.82%	0.92%	1.07%
Annualized return on average shareholders’ equity, as adjusted	9.24	10.12	11.33
Annualized return on average tangible shareholders’ equity, as adjusted	12.44	13.45	14.81
Efficiency ratio, as adjusted	58.86	56.20	53.91

AVERAGE BALANCE SHEET ITEMS:
Assets	$14,126,648	$14,296,346	$14,471,260
Interest earning assets	12,747,256	13,009,257	13,254,991
Loans	9,422,162	9,464,300	10,015,090
Interest bearing liabilities	10,508,770	10,592,119	10,839,876
Deposits	9,503,584	9,565,443	9,379,081
Shareholders’ equity	1,255,189	1,293,380	1,367,247

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
($ in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
BALANCE SHEET ITEMS:
Assets	$14,473,796	$14,284,153	$14,429,597
Total loans	9,569,712	9,370,071	9,837,932
Non-covered loans	9,144,670	9,370,071	9,837,932
Deposits	9,779,615	9,547,285	9,418,591
Shareholders’ equity	1,259,252	1,252,854	1,387,387

CAPITAL RATIOS:
Tier 1 leverage ratio	8.18%	8.14%	9.17%
Risk-based capital - Tier 1	10.54	10.64	12.07
Risk-based capital - Total Capital	12.46	12.54	13.91
Tangible common equity to tangible assets (1)	6.55	6.68	5.50

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$103,655	$105,054	$94,738
Loans charged-off:
Commercial and industrial	(8,681)	(5,095)	(2,036)
Construction	(419)	(1,197)	—
Residential mortgage	(535)	(1,731)	(299)
Commercial real estate	(656)	(2,808)	(185)
Consumer	(3,873)	(3,580)	(5,521)

	(14,164)	(14,411)	(8,041)

Charged-off loans recovered:
Commercial and industrial	2,362	223	52
Construction	—	—	—
Residential mortgage	5	8	9
Commercial real estate	94	30	15
Consumer	720	526	723

	3,181	787	799

Net charge-offs	(10,983)	(13,624)	(7,242)
Provision charged for credit losses	12,611	12,225	9,981

Ending balance - Allowance for credit losses	$105,283	$103,655	$97,477

Components of allowance for credit losses:
Allowance for loan losses	$103,486	$101,990	$95,913
Reserve for unfunded letters of credit	1,797	1,665	1,564

Allowance for credit losses	$105,283	$103,655	$97,477

Components of provision for credit losses:
Provision for loan losses	$12,479	$12,168	$9,910
Provision for unfunded letters of credit	132	57	71

Provision for credit losses	$12,611	$12,225	$9,981

Annualized ratio of net charge-offs during the period to average loans outstanding during the period	0.47%	0.58%	0.29%
Allowance for loan losses as a % of non-covered loans	1.13	1.09	0.97
Allowance for credit losses as a % of non-covered loans	1.15	1.11	0.99

Valley National Bancorp

Consolidated Financial Highlights

	As of and For the Period Ended
	March 31, 2010	December 31, 2009	March 31, 2009
	($ in thousands)
ASSET QUALITY: (6)
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$14,633	$11,949	$9,991
Construction	12,747	1,834	10,104
Residential mortgage	9,659	12,462	15,455
Commercial real estate	11,365	4,539	18,057
Consumer	16,302	22,835	17,512

Total 30 to 89 days past due	64,706	53,619	71,119
90 or more days past due:
Commercial and industrial	501	2,191	245
Construction	—	—	286
Residential mortgage	1,331	1,421	8,732
Commercial real estate	1,039	250	2,304
Consumer	1,180	1,263	1,919

Total 90 or more days past due	4,051	5,125	13,486

Total accruing past due loans	$68,757	$58,744	$84,605

Non-accrual loans:
Commercial and industrial	$12,559	$17,424	$20,631
Construction	23,975	19,905	2,826
Residential mortgage	24,053	22,922	7,158
Commercial real estate	28,869	29,844	16,195
Consumer	2,140	1,869	578

Total non-accrual loans	91,596	91,964	47,388
Other real estate owned (7)	4,534	3,869	5,241
Other repossessed assets	2,554	2,565	4,346

Total non-performing assets (“NPAs”)	$98,684	$98,398	$56,975

Troubled debt restructured loans	$3,575	$19,072	$7,757
Total non-performing loans as a % of loans	0.96%	0.98%	0.48%
Total NPAs as a % of loans and NPAs	1.02	1.04	0.58
Total accruing past due and non-accrual loans as a % of loans (7)	1.68	1.61	1.34
Allowance for loans losses as a % of non-accrual loans	112.98	110.90	202.40

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended
($ in thousands, except for share data)	March 31, 2010	December 31, 2009	March 31, 2009
Tangible book value per common share:
Common shares outstanding	160,805,450	160,637,298	148,864,737

Shareholders’ equity	$1,259,252	$1,252,854	$1,387,387
Less: Preferred stock	—	—	(292,013)
Less: Goodwill and other intangible assets	(332,730)	(320,729)	(318,907)

Tangible shareholders’ equity	$926,522	$932,125	$776,467
Tangible book value	$5.76	$5.80	$5.22

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended
($ in thousands, except for share data)	March 31, 2010	December 31, 2009	March 31, 2009
Annualized return on average tangible equity:
Net income	$27,363	$32,098	$37,384

Average shareholders’ equity	1,255,189	1,293,380	1,367,247
Less: Average goodwill and other intangible assets	(323,469)	(319,663)	(320,635)

Average tangible shareholders’ equity	$931,720	$973,717	$1,046,612
Annualized return on average tangible shareholders’ equity	11.75%	13.19%	14.29%

Adjusted net income available to common stockholders:
Net income, as reported	$27,363	$32,098	$37,384
Add: Net impairment losses on securities recognized in earnings (net of tax)	1,623	638	1,359

Net income, as adjusted	28,986	32,736	38,743
Dividends on preferred stock and accretion	—	3,528	4,224

Net income available to common stockholders, as adjusted	$28,986	$29,208	$34,519

Adjusted per common share data:
Net income available to common stockholders, as adjusted	$28,986	$29,208	$34,519
Average number of basic shares outstanding	160,792,127	156,547,672	148,864,216
Basic earnings, as adjusted	$0.18	$0.19	$0.23
Average number of diluted shares outstanding	160,794,667	156,549,123	148,864,225
Diluted earnings, as adjusted	$0.18	$0.19	$0.23

Adjusted annualized return on average assets:
Net income, as adjusted	$28,986	$32,736	$38,743
Average assets	$14,126,648	$14,296,346	$14,471,260
Annualized return on average assets, as adjusted	0.82%	0.92%	1.07%

Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$28,986	$32,736	$38,743
Average shareholders’ equity	1,255,189	1,293,380	1,367,247
Annualized return on average shareholders’ equity, as adjusted	9.24%	10.12%	11.33%

Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$28,986	$32,736	$38,743
Average tangible shareholders’ equity	931,720	973,717	1,046,612
Annualized return on average tangible shareholders’ equity, as adjusted	12.44%	13.45%	14.81%

Adjusted efficiency ratio:
Non-interest expense	$78,354	$77,084	$76,946

Net interest income	114,851	111,569	109,564
Non-interest income	15,677	24,577	30,985
Add: Net impairment losses on securities recognized in earnings	2,593	1,004	2,171

Gross operating income, as adjusted	$133,121	$137,150	$142,720
Efficiency ratio, as adjusted	58.86%	56.20%	53.91%

Tangible common equity to tangible assets:
Tangible shareholders’ equity	$926,522	$932,125	$776,467

Total assets	$14,473,796	$14,284,153	$14,429,597
Less: Goodwill and other intangible assets	(332,730)	(320,729)	(318,907)

Tangible assets	$14,141,066	$13,963,424	$14,110,690
Tangible common equity to tangible assets	6.55%	6.68%	5.50%
(2) Non-interest income includes net trading gains (losses):
Trading securities	$236	$776	$(536)
Junior subordinated debentures	(3,266)	(2,324)	13,755

Total trading (losses) gains, net	$(3,030)	$(1,548)	$13,219

(3)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(4)	Share data reflects the five percent common stock dividend declared on April 14, 2010, to be issued May 21, 2010 to shareholders of record on May 7, 2010.
(5)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(6)	Past due loans and non-accrual loans excludes purchased credit-impaired loans that were acquired as part of the Liberty Pointe Bank and The Park Avenue Bank transactions. Purchased credit-impaired loans have evidence of deterioration in credit quality prior to acquisition. Fair value of these loans as of acquisition includes estimates of credit losses. These loans are accounted for on a pool basis, and the pools are considered to be performing.
(7)	Excludes OREOs acquired in FDIC-assisted transactions, totaling $7.6 million at March 31, 2010, which is subject to the loss sharing agreements with the FDIC. These OREOs are performing as expected and are therefore excluded from non-performing assets.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	March 31, 2010	December 31, 2009
Assets
Cash and due from banks	$297,114	$305,678
Interest bearing deposits with banks	164,006	355,659
Investment securities:
Held to maturity, fair value of $1,656,341 at March 31, 2010 and $1,548,006 at December 31, 2009	1,677,345	1,584,388
Available for sale	1,341,812	1,352,481
Trading securities	33,186	32,950

Total investment securities	3,052,343	2,969,819

Loans held for sale, at fair value	18,481	25,492
Non-covered loans	9,144,670	9,370,071
Less: Allowance for loan losses	(103,486)	(101,990)
Covered loans	425,042	—

Net loans	9,466,226	9,268,081

Premises and equipment, net	266,077	266,401
Bank owned life insurance	305,574	304,031
Accrued interest receivable	63,213	56,245
Due from customers on acceptances outstanding	5,352	6,985
Goodwill	307,813	296,424
Other intangible assets, net	24,917	24,305
FDIC loss share receivable	84,577	—
Other assets	418,103	405,033

Total Assets	$14,473,796	$14,284,153

Liabilities
Deposits:
Non-interest bearing	$2,407,791	$2,420,006
Interest bearing:
Savings, NOW and money market	4,119,241	4,044,912
Time	3,252,583	3,082,367

Total deposits	9,779,615	9,547,285

Short-term borrowings	188,600	216,147
Long-term borrowings	2,905,788	2,946,320
Junior subordinated debentures issued to capital trusts (includes fair value of $159,159 at March 31, 2010 and $155,893 at December 31, 2009 for VNB Capital Trust I)	184,399	181,150
Bank acceptances outstanding	5,352	6,985
Accrued expenses and other liabilities	150,790	133,412

Total Liabilities	13,214,544	13,031,299

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 200,451,912 shares; issued 162,050,509 shares at March 31, 2010 and 162,042,502 shares at December 31, 2009	54,361	54,293
Surplus	1,179,941	1,178,992
Retained earnings	70,155	73,592
Accumulated other comprehensive loss	(14,959)	(19,816)
Treasury stock, at cost (1,245,059 common shares at March 31, 2010 and 1,405,204 common shares at December 31, 2009)	(30,246)	(34,207)

Total Shareholders’ Equity	1,259,252	1,252,854

Total Liabilities and Shareholders’ Equity	$14,473,796	$14,284,153

*	Share data reflects the five percent common stock dividend declared on April 14, 2010, to be issued May 21, 2010 to shareholders of record May 7, 2010.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended March 31,
	2010	2009
Interest Income
Interest and fees on loans	$135,369	$143,855
Interest and dividends on investment securities:
Taxable	29,399	35,345
Tax-exempt	2,834	2,372
Dividends	2,193	1,273
Interest on federal funds sold and other short-term investments	154	230

Total interest income	169,949	183,075

Interest Expense
Interest on deposits:
Savings, NOW and money market	4,860	5,887
Time	15,598	30,179
Interest on short-term borrowings	331	2,551
Interest on long-term borrowings and junior subordinated debentures	34,309	34,894

Total interest expense	55,098	73,511

Net Interest Income	114,851	109,564
Provision for credit losses	12,611	9,981

Net Interest Income after Provision for Credit Losses	102,240	99,583

Non-Interest Income
Trust and investment services	1,875	1,645
Insurance commissions	3,196	2,993
Service charges on deposit accounts	6,274	6,637
Gains (losses) on securities transactions, net	863	(37)
Other-than-temporary impairment losses on securities	(3,799)	(5,905)
Portion recognized in other comprehensive income (before taxes)	1,206	3,734

Net impairment losses on securities recognized in earnings	(2,593)	(2,171)
Trading (losses) gains, net	(3,030)	13,219
Fees from loan servicing	1,236	1,176
Gains on sales of loans, net	2,520	2,144
Gains on sale of assets, net	86	174
Bank owned life insurance	1,543	1,371
Other	3,707	3,834

Total non-interest income	15,677	30,985

Non-Interest Expense
Salary expense	33,444	32,447
Employee benefit expense	10,829	9,270
Net occupancy and equipment expense	15,941	15,551
FDIC insurance assessment	3,433	3,152
Amortization of other intangible assets	1,700	2,816
Professional and legal fees	2,119	2,092
Advertising	912	845
Other	9,976	10,773

Total non-interest expense	78,354	76,946

Income Before Income Taxes	39,563	53,622
Income tax expense	12,200	16,238

Net Income	27,363	37,384
Dividends on preferred stock and accretion	—	4,224

Net Income Available to Common Stockholders	$27,363	$33,160

Earnings Per Common Share:*
Basic	$0.17	$0.22
Diluted	0.17	0.22
Cash Dividends Declared Per Common Share*	0.18	0.18
Weighted Average Number of Common Shares Outstanding:*
Basic	160,792,127	148,864,216
Diluted	160,794,667	148,864,225

*	Share data reflects the five percent common stock dividend declared on April 14, 2010, to be issued May 21, 2010 to shareholders of record May 7, 2010.

Valley National Bancorp

Loan Portfolio

(in thousands)

	As Of
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Non-covered Loans:
Commercial and Industrial Loans	$1,765,431	$1,801,251	$1,804,822	$1,838,895	$1,888,564

Mortgage Loans:
Construction	433,999	440,046	446,662	479,294	504,416
Residential Mortgage	1,893,279	1,943,249	2,011,532	2,061,244	2,165,641
Commercial Real Estate	3,483,378	3,500,419	3,473,628	3,399,560	3,347,568

Total Mortgage Loans	5,810,656	5,883,714	5,931,822	5,940,098	6,017,625

Consumer Loans:
Home Equity	553,951	566,303	575,332	585,722	598,467
Credit Card	9,526	10,025	9,916	9,956	9,531
Automobile	934,118	1,029,958	1,114,070	1,165,159	1,245,192
Other Consumer	70,988	78,820	75,451	78,547	78,553

Total Consumer Loans	1,568,583	1,685,106	1,774,769	1,839,384	1,931,743

Total non-covered Loans	9,144,670	9,370,071	9,511,413	9,618,377	9,837,932

Covered Loans (*)	425,042	—	—	—	—

Total Loans	$9,569,712	$9,370,071	$9,511,413	$9,618,377	$9,837,932

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 03/31/2010			Quarter End - 12/31/2009			Quarter End - 9/30/2009			Quarter End - 6/30/2009			Quarter End - 3/31/2009
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$9,422,162	$135,371	5.75%	$9,464,300	$136,536	5.77%	$9,581,388	$139,509	5.82%	$9,770,280	$141,361	5.79%	$10,015,090	$143,859	5.75%
Taxable investments (3)	2,720,110	31,592	4.65%	2,752,892	31,668	4.60%	2,731,907	35,163	5.15%	2,651,711	36,856	5.56%	2,663,019	36,618	5.50%
Tax-exempt investments (1)(3)	371,234	4,360	4.70%	328,375	3,857	4.70%	262,016	3,714	5.67%	253,104	3,676	5.81%	245,791	3,649	5.94%
Federal funds sold and other interest bearing deposits	233,750	154	0.26%	463,690	299	0.26%	301,460	198	0.26%	312,755	218	0.28%	331,091	230	0.28%

Total interest earning assets	12,747,256	171,477	5.38%	13,009,257	172,360	5.30%	12,876,771	178,584	5.55%	12,987,850	182,111	5.61%	13,254,991	184,356	5.56%

Other assets	1,379,392			1,287,089			1,256,772			1,226,335			1,216,269

Total assets	$14,126,648			$14,296,346			$14,133,543			$14,214,185			$14,471,260

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$4,071,641	$4,860	0.48%	$4,111,471	$6,573	0.64%	$3,961,327	$6,638	0.67%	$3,701,125	$5,796	0.63%	$3,565,543	$5,887	0.66%
Time deposits	3,116,322	15,598	2.00%	3,135,131	17,285	2.21%	3,111,150	19,833	2.55%	3,411,551	26,106	3.06%	3,653,422	30,179	3.30%
Short-term borrowings	192,498	331	0.69%	215,019	409	0.76%	198,459	487	0.98%	218,281	579	1.06%	454,774	2,551	2.24%
Long-term borrowings (4)	3,128,309	34,309	4.39%	3,130,498	35,171	4.49%	3,142,504	35,255	4.49%	3,171,422	35,227	4.44%	3,166,137	34,894	4.41%

Total interest bearing liabilities	10,508,770	55,098	2.10%	10,592,119	59,438	2.24%	10,413,440	62,213	2.39%	10,502,379	67,708	2.58%	10,839,876	73,511	2.71%

Non-interest bearing deposits	2,315,621			2,318,841			2,269,289			2,256,954			2,160,116
Other liabilities	47,068			92,006			99,069			95,352			104,021
Shareholders’ equity	1,255,189			1,293,380			1,351,745			1,359,500			1,367,247

Total liabilities and shareholders’ equity	$14,126,648			$14,296,346			$14,133,543			$14,214,185			$14,471,260

Net interest income/interest rate spread (5)		$116,379	3.28%		$112,922	3.05%		$116,371	3.16%		$114,403	3.03%		$110,845	2.85%

Tax equivalent adjustment		(1,528)			(1,353)			(1,303)			(1,290)			(1,281)

Net interest income, as reported		$114,851			$111,569			$115,068			$113,113			$109,564

Net interest margin (6)			3.60%			3.43%			3.57%			3.48%			3.31%
Tax equivalent effect			0.05%			0.04%			0.04%			0.04%			0.04%

Net interest margin on a fully tax equivalent basis (6)			3.65%			3.47%			3.61%			3.52%			3.35%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.